                                 SCHEDULE 13G


                                (Rule 13d-102)


 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)
                                              -





                    Medical Staffing Network Holdings, Inc.
                    ---------------------------------------
                                (Name of Issuer)


                                 Common Stock
                                 -------------
                         (Title of Class of Securities)


                                   58463F104
                                   ---------
                                 (CUSIP Number)


                                August 31, 2007
                               ----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                  [X] Rule 13d-1(b)

                                  [_] Rule 13d-1(c)

                                  [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58463F104                      13G

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Artisan Partners Limited Partnership
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                  (a) [_]
                                                                        (b) [_]
    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER

                  None
             ------------------------------------------------------------------
 NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY      2,701,800
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON         None
    WITH     ------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER

                  3,038,500
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,038,500
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

    Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

    IA
-------------------------------------------------------------------------------

CUSIP No. 58463F104                      13G

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Artisan Investment Corporation
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                  (a) [_]
                                                                        (b) [_]
    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wisconsin
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER

                  None
             ------------------------------------------------------------------
 NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY      2,701,800
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON         None
    WITH     ------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER

                  3,038,500
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,038,500
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

    Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

    CO
-------------------------------------------------------------------------------

CUSIP No. 58463F104                      13G

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ZFIC, Inc.
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                  (a) [_]
                                                                        (b) [_]
    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wisconsin
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER

                  None
             ------------------------------------------------------------------
 NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY      2,701,800
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON         None
    WITH     ------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER

                  3,038,500
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,038,500
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

    Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

    CO
-------------------------------------------------------------------------------

CUSIP No. 58463F104                      13G

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Andrew A. Ziegler
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                  (a) [_]
                                                                        (b) [_]
    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER

                  None
             ------------------------------------------------------------------
 NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY      2,701,800
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON         None
    WITH     ------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER

                  3,038,500
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,038,500
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

    Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

    IN
-------------------------------------------------------------------------------

CUSIP No. 58463F104                      13G

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carlene M. Ziegler
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                  (a) [_]
                                                                        (b) [_]
    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER

                  None
             ------------------------------------------------------------------
 NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY      2,701,800
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON         None
    WITH     ------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER

                  3,038,500
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,038,500
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

    Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

    IN
-------------------------------------------------------------------------------

CUSIP No. 58463F104                      13G

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Artisan Funds, Inc.
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                  (a) [_]
                                                                        (b) [_]
    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wisconsin
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER

                  None
             ------------------------------------------------------------------
 NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY      1,639,200
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON         None
    WITH     ------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER

                  1,639,200
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,639,200
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

    Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.4%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

    CO
-------------------------------------------------------------------------------

Item 1(a)  Name of Issuer:

              Medical Staffing Network Holdings, Inc.


Item 1(b)  Address of Issuer's Principal Executive Offices:

              901 Yamato Road
              Suite 110
              Boca Raton, Florida 33431


Item 2(a)  Name of Person Filing:

              Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                 Artisan Partners ("Artisan Corp.")
              ZFIC, Inc., the sole stockholder of Artisan Corp. ("ZFIC") Andrew A. Ziegler
              Carlene M. Ziegler
              Artisan Funds, Inc. ("Artisan Funds")


Item 2(b)  Address of Principal Business Office:

              Artisan Partners, Artisan Corp., ZFIC, Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at:

              875 East Wisconsin Avenue, Suite 800
              Milwaukee, WI 53202


Item 2(c)  Citizenship:

              Artisan Partners is a Delaware limited partnership
              Artisan Corp. is a Wisconsin corporation
              ZFIC is a Wisconsin corporation
              Mr. Ziegler and Ms. Ziegler are U.S. citizens
              Artisan Funds is a Wisconsin corporation


Item 2(d)  Title of Class of Securities:

              Common Stock


Item 2(e)  CUSIP Number:

              58463F104


Item 3     Type of Person:

              (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

              (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the general partner of Artisan Partners; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.

Item 4  Ownership(at August 31, 2007):

              (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                  3,038,500

              (b) Percent of class:

                  10.0% (based on 30,261,988 shares outstanding as of August 3, 2007)

              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: None
                  (ii) shared power to vote or to direct the vote: 2,701,800
                  (iii) sole power to dispose or to direct the disposition of:
                        None
                  (iv) shared power to dispose or to direct disposition of:
                        3,038,500


Item 5  Ownership of Five Percent or Less of a Class:

              Not Applicable


Item 6  Ownership of More than Five Percent on Behalf of Another Person:

              The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners; as reported herein, Artisan Partners holds 3,038,500 shares, including 1,639,200 shares on behalf of Artisan Funds. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
        Person:

              Not Applicable


Item 8  Identification and Classification of Members of the Group:

              Not Applicable


Item 9  Notice of Dissolution of Group:

              Not Applicable


Item 10 Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 10, 2007

                                   ARTISAN INVESTMENT CORPORATION,
                                   for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP

                                   By:  Janet D. Olsen*
                                        ---------------------------------------

                                   ZFIC, INC.

                                   By:  Janet D. Olsen*
                                        ---------------------------------------

                                   ANDREW A. ZIEGLER

                                   Andrew A. Ziegler*
                                   --------------------------------------------

                                   CARLENE M. ZIEGLER

                                   Carlene M. Ziegler*
                                   --------------------------------------------

                                   ARTISAN FUNDS, INC.

                                   By:  Janet D. Olsen*
                                        ---------------------------------------

                                   *By: /s/ Janet D. Olsen
                                        ---------------------------------------
                                        Janet D. Olsen
                                        Vice President of Artisan Investment
                                          Corporation
                                        Attorney-in-Fact for ZFIC, Inc.
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene M. Ziegler
                                        General Counsel and Secretary of
                                          Artisan Funds, Inc.

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated September 10, 2007 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc.

Exhibit 2   Power of Attorney of ZFIC, Inc., dated March 19, 2007

Exhibit 3   Power of Attorney of Andrew A. Ziegler dated March 19, 2007

Exhibit 4   Power of Attorney of Carlene M. Ziegler dated March 19, 2007

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: September 10, 2007

                                   ARTISAN INVESTMENT CORPORATION,
                                   for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP

                                   By:  Janet D. Olsen*
                                        ---------------------------------------

                                   ZFIC, INC.

                                   By:  Janet D. Olsen*
                                        ---------------------------------------

                                   ANDREW A. ZIEGLER

                                   Andrew A. Ziegler*
                                   --------------------------------------------

                                   CARLENE M. ZIEGLER

                                   Carlene M. Ziegler*
                                   --------------------------------------------

                                   ARTISAN FUNDS, INC.

                                   By:  Janet D. Olsen*
                                        ---------------------------------------

                                   *By: /s/ Janet D. Olsen
                                        ---------------------------------------
                                        Janet D. Olsen
                                        Vice President of Artisan Investment
                                          Corporation
                                        Attorney-in-Fact for ZFIC, Inc.
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene M. Ziegler
                                        General Counsel and Secretary of
                                          Artisan Funds, Inc.

                                                                      EXHIBIT 2

                               POWER OF ATTORNEY

   The undersigned, ZFIC, Inc., hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, its true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on its behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.

                                              ZFIC, INC.

                                              By: /s/ Andrew A. Ziegler
                                                  ------------------------------
                                                  Andrew A. Ziegler
                                                  Vice President

STATE OF WISCONSIN    )
                      ) SS.
COUNTY OF MILWAUKEE   )

   I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 19th day of March, 2007.


                                                  /s/ Timothy K. Weston
                                                  ------------------------------
                                                  Notary Public

                                                                      EXHIBIT 3

                               POWER OF ATTORNEY

   The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.


                                                  /s/ Andrew A. Ziegler
                                                  ------------------------------
                                                  Andrew A. Ziegler

STATE OF WISCONSIN    )
                      ) SS.
COUNTY OF MILWAUKEE   )

   I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 19th day of March, 2007.


                                                  /s/ Timothy K. Weston
                                                  ------------------------------
                                                  Notary Public

                                                                      EXHIBIT 4

                               POWER OF ATTORNEY

   The undersigned, Carlene M. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.


                                                  /s/ Carlene M. Ziegler
                                                  ------------------------------
                                                  Carlene M. Ziegler

STATE OF WISCONSIN    )
                      ) SS.
COUNTY OF MILWAUKEE   )

   I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene M. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 19th day of March, 2007.


                                                  /s/ Timothy K. Weston
                                                  ------------------------------
                                                  Notary Public